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                                                                   Exhibit 99(b)

                                     CONSENT


     I, Andrew N. Baur, hereby consent, pursuant to Rule 438 under the Securities Act of 1933 (the "Act"), to be identified as a person to be named a director of Marshall & Ilsley Corporation ("M&I") under the captions "THE MERGER
- Management and Operations after the Merger" and "THE MERGER - Interests of Certain Persons" in the proxy statement/prospectus, which is a part of the Registration Statement on Form S-4 as proposed to be filed by M&I with the Securities and Exchange Commission under the provisions of the Act on or about July 12, 2002.

     IN WITNESS WHEREOF, I have executed this consent as of the 12th day of July, 2002.



                                            /s/ Andrew N. Baur
                                            ------------------------------------
                                            Andrew N. Baur